Exhibit 99.1

Oragenics, Inc. Announces Notification of Noncompliance with Additional NYSE American Continued Listing Standards

April 19, 2024

SARASOTA, Fla.—(BUSINESS WIRE)— Oragenics, Inc. (NYSE American: OGEN), a company focused on developing unique, intranasal pharmaceuticals for the treatment of neurological disorders, today announced that it received a notice (the “Notice”) from the NYSE American LLC (the “NYSE American”) dated April 18, 2024, notifying the Company that it is no longer in compliance with NYSE American continued listing standards. Specifically, the letter states that the Company is not in compliance with the continued listing standards set forth in Sections 1003(a)(ii) and 1003(a)(iii) of the NYSE American Company Guide (the “Company Guide”). Section 1003(a)(ii) requires a listed company to have stockholders’ equity of $4 million or more if the listed company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. Section 1003(a)(iii) requires a listed company to have stockholders’ equity of $6 million or more if the listed company has reported losses from continuing operations and/or net losses in its five most recent fiscal years. The Company reported a stockholders’ equity of $3.2 million as of December 31, 2023, and losses from continuing operations and/or net losses in its five most recent fiscal years ended December 31, 2023.

The Notice has no immediate impact on the listing of the Company’s shares of common stock, par value $0.001 per share (the “Common Stock”), which will continue to be listed and traded on the NYSE American during the Plan period, subject to the Company’s compliance with the other listing requirements of the NYSE American. The Common Stock will continue to trade under the symbol “OGEN”, but will have an added designation of “.BC” to indicate the status of the Common Stock as “below compliance”. The notice does not affect the Company’s ongoing business operations or its reporting requirements with the Securities and Exchange Commission.

The Company must submit a plan of compliance (the “Plan”) by May 18, 2024 addressing how it intends to regain compliance with Sections 1003(a)(ii) and (iii) of the Company Guide by October 18, 2025. The Company has begun to prepare its Plan for submission to the NYSE American by the May 18, 2024 deadline.

If the NYSE American accepts the Company’s plan, the Company will be able to continue its listing during the Plan period and will be subject to continued periodic review by the NYSE American staff. If the Plan is not submitted, or not accepted, or is accepted but the Company is not in compliance with the continued listing standards by October 18, 2025 or if the Company does not make progress consistent with the Plan during the plan period, the Company will be subject to delisting procedures as set forth in the NYSE American Company Guide.

The Company is committed to undertaking a transaction or transactions in the future to achieve compliance with the NYSE American’s requirements. However, there can be no assurance that the Company will be able to achieve compliance with the NYSE American’s continued listing standards within the required timeframe.

About Oragenics

Oragenics is a development-stage biotechnology company focused on nasal delivery of pharmaceutical medications in neurology and fighting infectious diseases, including drug candidates for treating mild traumatic brain injury (mTBI), also known as concussion, and for treating Niemann Pick Disease Type C (NPC), as well as proprietary powder formulation and an intranasal delivery device. For more information, please visit www.oragenics.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including with regard to the Company ability to timely submit its Plan to the NYSE American, the acceptance of its Plan by the NYSE American and the Company’s ability to regain compliance with the NYSE American’s continued listing standards by October 18, 2025. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those described in our Form 10-K and other filings with the U.S. Securities and Exchange Commission. All information set forth in this press release is as of the date hereof. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

Oragenics, Inc.
Janet Huffman, Chief Financial Officer
813-286-7900
jhuffman@oragenics.com

LHA Investor Relations
Tirth T. Patel
212-201-6614
tpatel@lhai.com